      As filed with the Securities and Exchange Commission on September 19, 2001
                                                    Registration No. 333-_______
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             --------------------
                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                    INNOVATIVE SOLUTIONS AND SUPPORT, INC.
            (Exact name of Registrant as Specified in Its Charter)

              Pennsylvania                          23-2507402
     (State or other Jurisdiction of    (I.R.S employer Identification No.)
              Incorporation)

                       420 Lapp Road, Malvern, PA 19355
         (Address of Principal Executive Offices, including Zip Code)

         Innovative Solutions and Support, Inc. 1998 Stock Option Plan Innovative Solutions and Support, Inc. 1988 Incentive Stock Option Plan
                           (Full Title of the Plans)

                            Geoffrey S. M. Hedrick
                            Chief Executive Officer
                    Innovative Solutions and Support, Inc.
                                 420 Lapp Road
                               Malvern, PA 19355
                    (Name and Address of Agent For Service)

                                (610) 889-9898
         (Telephone Number, including area code, of Agent for Service)

                                   COPY TO:
                         Michael P. Gallagher, Esquire
                              Pepper Hamilton LLP
                             1235 Westlakes Drive
                                   Suite 400
                          Berwyn, Pennsylvania 19312
                                (610) 640-7800

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                     Proposed              Proposed
                                                   Amount             Maximum              Maximum             Amount Of
                                                   To Be            Offering Price         Aggregate         Registration
   Title of securities to be registered        Registered/(1)/       Per Share           Offering Price           Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
share
----------------------------------------------------------------------------------------------------------------------------
    Underlying outstanding options
    granted under the 1988
    Incentive Stock Option Plan                   59,197             $ 2.44(2)          $  144,633(2)           $     37(2)
----------------------------------------------------------------------------------------------------------------------------
    Underlying outstanding options
    granted under the 1998 Stock
    Option Plan                                  441,842             $11.21(2)          $4,952,431(2)           $  1,239(2)
----------------------------------------------------------------------------------------------------------------------------
    Subject to future grants or
    issued and outstanding as a
    result of the exercise of
    options granted under the 1998
    Stock Option Plan                            592,779             $ 8.08(3)          $4,789,654(3)           $  1,198(3)
----------------------------------------------------------------------------------------------------------------------------
Total                                          1,203,442                                $9,886,718              $  2,474
============================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also registers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, and based on the weighted average exercise price of the outstanding options under each respective option plan.
(3) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on a share price of $8.08, the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on September 17, 2001.

                                    PART I
             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information required by Part I of Form S-8 is included in documents to be given to the recipient of the securities registered hereby in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended.

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents, as filed by Innovative Solutions and Support, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement:

     1. The Registrant's Annual Report on Form 10-K for the year ended September 30, 2000, as amended.

     2. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001.

     3. The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed by the Registrant to register such securities under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement but prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of each such document.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is also incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.  Indemnification of Directors and Officers.

     Subchapter D (Sections 1741 through 1750) of Chapter 17 of the Pennsylvania Business Corporation Law of 1988 (the "PBCL") contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives") and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

     Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.

     Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by

Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

     Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

     Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division and to service as a Representative of a corporation or an employee benefit plan.

     Article VII of the Registrant's bylaws provides indemnification to directors and officers for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Registrant), whether civil, criminal, administrative, investigative or through arbitration. Article VII also permits the Registrant, by action of its board of directors, to indemnify officers, employees and other persons to the same extent as directors. Amendments, repeals or modifications of Article VII can only be prospective, and such changes require the affirmative vote of not less than all of the directors then serving or the holders of a majority of the outstanding shares of stock entitled to vote in elections of directors. Article VII further permits the Registrant to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not the Regsistrant would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

     The following exhibits are filed as part of this Registration Statement.

Exhibit
  No.                               Description
------    ----------------------------------------------------------------------
5.1       Opinion of Pepper Hamilton LLP
23.1      Consent of Arthur Andersen LLP
23.2      Consent of Counsel -- included in opinion filed as Exhibit 5.1 hereto
24.1 Power of Attorney (included with signature page of this Registration Statement)
99.1      1998 Stock Option Plan, As Amended

99.2      1988 Incentive Stock Option Plan (incorporated by reference to Exhibit
          10.2 to the Registration Statement on Form S-1 (File No. 333-36584 filed on May 9, 2000)

Item 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania on September 19, 2001.

                              INNOVATIVE SOLUTIONS AND SUPPORT, INC.

                              By: /s/ Geoffrey S. M. Hedrick
                                  ------------------------------------
                                  Geoffrey S. M. Hedrick
                                  Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person in so signing, also makes, constitutes and appoints Geoffrey S. M. Hedrick and James J. Reilly, and each of them acting alone, his true and lawful attorneys-in-fact, in his name, place, and stead to execute and cause to be filed with the securities and exchange commission any and all amendments (including post-effective amendments)to this registration statement with all exhibits thereto and other documents in connection therewith.

Dated: September 19, 2001     /s/ Geoffrey S. M. Hedrick
                              --------------------------
                              Geoffrey S. M. Hedrick
                              Chairman and Chief Executive Officer
                              (Principal Executive Officer)

Dated: September 19, 2001     /s/ James J. Reilly
                              -------------------
                              James J. Reilly
                              Chief Financial Officer
                              (Principal Financial and Accounting Officer)

Dated: September 18, 2001     /s/ Winston J. Churchill
                              ------------------------
                              Winston J. Churchill
                              Director

Dated: September 18, 2001     /s/ Benjamin A. Cosgrove
                              ------------------------
                              Benjamin A. Cosgrove
                              Director

Dated: September 18, 2001     /s/ Ivan M. Marks
                              -----------------
                              Ivan M. Marks
                              Director

Dated: September 18, 2001     Robert E. Mittelstaedt, Jr.
                              ---------------------------
                              Robert E. Mittelstaedt, Jr.
                              Director

                                 EXHIBIT INDEX


Exhibit
  No.     Description
------    ----------------------------------------------------------------------
5.1       Opinion of Pepper Hamilton LLP
23.1      Consent of Arthur Andersen LLP
23.2      Consent of Counsel -- included in opinion filed as Exhibit 5.1 hereto
24.1 Power of Attorney (included with signature page of this Registration Statement)
99.1      1998 Stock Option Plan, as amended
99.2      1988 Incentive Stock Option Plan (incorporated by reference to Exhibit
          10.2 to the Registration Statement on Form S-1 (File No. 333-36584 ) filed on May 9, 2000)